United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-17446

                  DEAN WITTER DIVERSIFIED FUTURES FUND II L.P.
             (Exact name of registrant as specified in its charter)

                          Alternative Investments Group
                               330 Madison Avenue
                                    8th Floor
                            New York, New York 10017
                                 (212) 905-2700
                    (Address of principal executive offices)

                      Units of Limited Partnership Interest
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    |X|            Rule 12h-3(b)(1)(i)    |X|

         Rule 12g-4(a)(1)(ii)   |_|            Rule 12h-3(b)(1)(ii)   |_|

         Rule 12g-4(a)(2)(i)    |_|            Rule 12h-3(b)(2)(i)    |_|

         Rule 12g-4(a)(2)(ii)   |_|            Rule 12h-3(b)(2)(ii)   |_|

                                               Rule 15d-6             |_|

Approximate number of holders of record as of the certification or notice date:
None

Pursuant to the requirements of the Securities Exchange Act of 1934 Dean Witter Diversified Futures Fund II L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 26, 2006             DEAN WITTER DIVERSIFIED FUTURES FUND II L.P.
      -----------------
                                    By:   DEMETER MANAGEMENT CORPORATION,
                                          General Partner

                                    By:   /s/  Walter Davis
                                          --------------------------------------
                                          Name:  Walter Davis
                                          Title: President